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Exhibit 10.1(c)

Annex 1

SECOND AMENDMENT TO THE
METROPCS COMMUNICATIONS, INC.
2004 EQUITY INCENTIVE COMPENSATION PLAN

        THIS SECOND AMENDMENT ("Amendment"), effective December     , 2006, is made by MetroPCS Communications, Inc., a Delaware corporation (the "Company").

WITNESSETH:

        WHEREAS, the Company maintains the MetroPCS Communications, Inc. 2004 Equity Incentive Compensation Plan, as amended (the "Plan");

        WHEREAS, Section 1.8 of the Plan provides that the board of directors of the Company (the "Board") may amend the Plan at any time subject to certain limitations, none of which are applicable with respect to this Amendment;

        WHEREAS, the Board desires to amend the Plan to include certain provisions related to compliance with California securities law.

        NOW, THEREFORE, the Plan is amended as set forth below:

        1.     In the first sentence of Section 1.3, the words "four million seven hundred thousand (4,700,000) shares" shall be deleted and replaced with the following: "six million two hundred thousand (6,200,000) shares".

        2.     A new Article XIII is hereby added to the Plan to read as follows:

ARTICLE XIII
LIMITATION ON CALIFORNIA AWARDS

          13.1    Scope of Limitation.    This Article XIII will apply to an Award if such Award is made to a Participant who resides in the State of California at the time such Award is granted or issued (a "California Resident") unless the Board provides otherwise at the time of grant or issuance of such Award.

          13.2    Eligibility for Awards.    Notwithstanding anything contained in the Plan to the contrary, California Residents shall only be eligible for Awards of Options, Purchased Stock, Bonus Stock and Restricted Stock.

          13.3    10% Stockholder.    A person who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding capital stock of the Company or any of its Subsidiaries, and to whom this Article XIII applies, will not be eligible for an Award under the Plan unless (a) if the Award is an Option, the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of a share of Common Stock on the date of grant and (b) if the Award is Purchased Stock, Bonus Stock, or Restricted Stock, the purchase price of such Purchased Stock, Bonus Stock or Restricted Stock is at least one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date the Award is effective. For purposes of this Section 13.3, in determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

          13.4    Minimum Price of Awards.    The exercise price or purchase price of an Award to which this Article XIII applies will not be less than eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the date of grant or date an Award is effective, and a higher percentage may be required by Sections 3.4 or 13.3 of the Plan or the applicable stock purchase agreement or stock option agreement.

          13.5    Minimum Vesting of Awards; Repurchase Rights.    In the case of a Participant to which this Article XIII applies who is not an officer of the Company, a Non-Employee Director or a Consultant, an Award (to the extent applicable) will become vested and exercisable at least as rapidly as twenty percent (20%) per year over the five-year period commencing on the date of grant or date an Award is effective. In addition, any right to repurchase a Participant's Common Stock under an Award at the original exercise price or purchase price (if any) upon termination of

  Participant's service will (a) lapse at least as rapidly as twenty percent (20%) per year over the five-year period commencing on the date an Award is effective or the sale of the Common Stock, (b) be exercised only for cash or for cancellation of indebtedness incurred in purchasing the Common Stock and (c) be exercised only within ninety (90) days after the termination of the Participant's service with the Company.

          13.6    Termination of Employment, Death, Disability and Retirement.    The provisions of Section 10.11 of the Plan shall apply except that an Award to a California Resident will provide that the Participant shall at a minimum (a) in the event the Participant's Employment or other service to the Company terminates for any reason other than death or Disability (as hereinafter defined), be entitled to exercise his or her rights with respect to the portion of the Award vested as of the date of such termination for a period that shall end on the earlier of (i) the expiration date set forth in the Award or (ii) the date that occurs thirty (30) days after such termination date and (b) in the event that the Participant's Employment or other service to the Company terminates due to death or Disability, be entitled to exercise his or her rights with respect to the portion of the Award vested as of the date of such termination for a period that shall end on the earlier of (i) the expiration date set forth in the Award or (ii) the date that occurs six (6) months after such termination date. For purposes of this Section 13.6, "Disability" shall mean that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment.

          13.7    Term of Options.    The term of an Option to which this Article XIII applies will not exceed ten (10) years from the date of grant, and a shorter term may be required in the case of an Incentive Option.

          13.8    Transferability of Awards.    Awards to which this Article XIII applies will be transferable by the Participant only by (a) a beneficiary designation, (b) a will or (c) the laws of descent and distribution, except as provided in the next sentence. If the applicable stock option agreement so provides, a Non-Qualified Option will also be transferable by the Participant by (i) a gift or domestic relations order to a member of the Participant's Immediate Family or (ii) a gift to an inter vivos or testamentary trust in which members of the Participant's Immediate Family have a beneficial interest of more than fifty percent (50%) and which provides that such Non-Qualified Option is to be transferred to the beneficiaries upon the Participant's death. An Incentive Option may be exercised during the lifetime of the Participant only by the Participant or by the Participant's guardian or legal representative. For purposes of this Section 13.8, "Immediate Family" shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-inlaw and will include adoptive relationships.

          13.9    Financial Reports.    The Company each year will furnish to Participants who have received Awards or purchased Common Stock subject to this Article XIII its balance sheet and income statement, unless such Participants or stockholders are key Employees whose duties with the Company assure them access to equivalent information. Such balance sheet and income statement need not be audited.

          13.10    Effective Date.    The Plan, as amended to include this Article XIII, shall be subject to the approval of the Company's Board of Directors and the Company's stockholders. If the stockholders fail to approve the Plan within 12 months before or after its adoption by the Board of Directors, then any grants, exercises or sales that have already occurred under Article XIII shall be rescinded and no additional grants, exercises or sales shall thereafter be made under Article XIII.

          13.11    No Further Awards to California Residents.    No further Awards shall be made under this Article XIII ten (10) years after the date the Plan is approved by the Company's Board of Directors or its stockholders, whichever is earlier.

          13.12    Termination of This Article XIII.    Upon the listing of the Common Stock on a securities market that meets the criteria set forth in Section 25100(o) of the California Corporations Code, the provisions of this Article XIII shall immediately terminate and be of no further effect.

        2.     Except as amended hereby, the Plan, as originally established, and as amended thereafter, shall continue in full force and effect.

        IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized officer of the Company as of December 13, 2006 and is effective as of the date set forth above.

METROPCS COMMUNICATIONS, INC.
By:	/s/ ROGER D. LINQUIST Roger D. Linquist President and Chief Executive Officer

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SECOND AMENDMENT TO THE METROPCS COMMUNICATIONS, INC. 2004 EQUITY INCENTIVE COMPENSATION PLAN
WITNESSETH
ARTICLE XIII LIMITATION ON CALIFORNIA AWARDS